Exhibit 4.1
SECOND AMENDMENT TO RIGHTS AGREEMENT
     This Second Amendment to Rights Agreement dated as of May 14, 2007 (this “Amendment”), amends that certain Rights Agreement, dated as of March 23, 2001, between Stratos International, Inc., a Delaware corporation formerly known as Stratos Lightwave, Inc. (the “Company”), and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”), as amended by the First Amendment to Rights Agreement between the Company and the Rights Agent dated July 2, 2003 (as previously amended, the “Rights Agreement”).
W I T N E S S E T H:
     WHEREAS, the Company, Emerson Network Power Connectivity Solutions, Inc., a Delaware corporation (“Parent”), and Emersub C, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Sub”), have proposed to enter into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, among other things, each issued and outstanding share of common stock of the Company, together with the associated right to purchase one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company (the “Rights”) under the Rights Agreement, not owned directly or indirectly by Parent or the Company, will be converted into the right to receive $8.00 in cash, without interest, and the Board of Directors of the Company has approved the Merger Agreement;
     WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement, pursuant to and in compliance with Section 27 thereof, to provide, among other things, that neither Parent nor any of its respective Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) shall become an Acquiring Person as a result of the Merger, and no Distribution Date (as such terms are defined in the Rights Agreement) or certain other events requiring adjustment and/or exercise of the Rights shall be deemed to occur as a result of the execution and delivery of the Merger Agreement, the public announcement thereof, or the consummation of any of the transactions contemplated by the Merger Agreement in accordance with its terms; and
     WHEREAS, the Company and the Rights Agent have each executed and delivered this Amendment immediately prior to the execution and delivery of the Merger Agreement.
     NOW, THEREFORE, in consideration of the Rights Agreement and the premises and mutual agreements herein set forth, the parties hereby agree as follows:
1. There is hereby added to Section 1 of the Rights Agreement the following definition:
“Exempted Transaction” shall mean any of (A) the Merger, (B) the approval, adoption, execution, delivery or performance of the Merger Agreement, the public announcement thereof, the consummation or performance of any of the transactions contemplated by the Merger Agreement in accordance with its terms or (C) the execution, delivery or performance of any document contemplated by the Merger Agreement.
“Merger” shall mean the merger of Sub with and into the Company in accordance with the terms and conditions of the Merger Agreement.
“Parent” shall mean Emerson Network Power Connectivity Solutions, Inc., a Delaware corporation.
     2. The existing definition of “Sterling” in Section 1 of the Rights Agreement is hereby deleted in its entirety.
     3. The following definitions in Section 1 of the Rights Agreement are hereby amended and restated in their entirety as follows:

“Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company or any Subsidiary of the Company, (iv) any entity holding Common Shares for or pursuant to the terms of any such employee benefit plan, or (v) Parent or any Affiliate or Associate of Parent; provided, however, that if Parent, or any Affiliate or Associate of Parent becomes the Beneficial Owner of an aggregate of 15% or more of the Common Shares of the Company then outstanding other than Common Shares of the Company acquired pursuant to the terms of the Merger Agreement, then Parent or such Affiliate or Associate will become an “Acquiring Person.” Notwithstanding the foregoing, (1) no Person shall be deemed to be an “Acquiring Person” as the result of an acquisition of Common Shares by the Company since the date of this Agreement (March 23, 2001) which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person has become or shall so become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of such an acquisition of Common Shares by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of an additional 1% of the outstanding Common Shares of the Company, then such Person shall be deemed to be an “Acquiring Person”; and (2) if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an “Acquiring Person,” as defined pursuant to the foregoing provisions of this paragraph, then such Person shall not be deemed to have become an “Acquiring Person” for any purposes of this Agreement. Notwithstanding anything in this Rights Agreement to the contrary, none of Parent or Sub, or any of their respective Affiliates or Associates (the “Exempted Persons”), either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue of or as a result of any Exempted Transaction.
“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of May 14, 2007, as the same may be amended from time to time, among the Company, Parent and Sub.
“Sub” shall mean Emersub C, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent.
     4. The definition of “Shares Acquisition Date” set forth in Section 1 of the Rights Agreement is hereby amended by inserting the following sentence at the end of such definition:
Notwithstanding anything in this Rights Agreement to the contrary, a “Shares Acquisition Date” shall not be deemed to occur by reason of any of the Exempted Transactions.”
     5. The second sentence of Section 3(a) of the Rights Agreement is hereby amended and restated in its entirety to read as follows:
Notwithstanding anything in this Rights Agreement to the contrary, a Distribution Date shall not be deemed to occur by reason of any of the Exempted Transactions.”
     6. Section 7(a) of the Rights Agreement is hereby amended by deleting the word “or” immediately preceding clause (iii) thereof and by adding the following new phrase immediately to the end of that Section:
or (iv) the Effective Time (as defined in the Merger Agreement), notwithstanding the foregoing the Rights Agent is not deemed to have any knowledge of the Effective Time until it receives written notice from the Company.
     7. Section 11(a)(ii) of the Rights Agreement is hereby amended by inserting the following sentence to the end of that Section:
Notwithstanding anything in this Rights Agreement to the contrary, no event requiring adjustment under this Section 11(a)(ii) shall be deemed to have occurred by reason of the Exempted Transactions.

     8. Section 13 of the Rights Agreement is hereby amended by inserting the following sentence to the end of that Section:
Notwithstanding anything in this Rights Agreement to the contrary, the Exempted Transactions shall not be deemed to be an event described in this Section 13 and shall not cause the Rights to be adjusted or to become exercisable in accordance with this Section 13.
     9. This Amendment may be executed in two or more counterparts, each of which shall for all purposes be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.
     10. Any capitalized term used herein without definition shall have the meaning specified in the Rights Agreement.
     11. Except as otherwise expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any other manner affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are hereby ratified and confirmed in all respects and shall continue in full force and effect.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Rights Agreement to be duly executed and attested, all as of the day and year first above written.

STRATOS INTERNATIONAL, INC.

Attest:
By:	/s/ Barry Hollingsworth	By:	/s/ Phillip A. Harris
Name:	Barry Hollingsworth	Name:	Phillip A. Harris
Title:	Chief Financial Officer	Title:	Chief Executive Officer

MELLON INVESTOR SERVICES LLC, AS RIGHTS AGENT

Attest:
By:	/s/ Susan R. Hogan	By:	/s/ Georg Drake
Name:	Susan Hogan	Name:	Georg Drake
Title:	Client Relationship Executive	Title:	Client Relationship Executive